Exhibit 99.1

FOR IMMEDIATE RELEASE

Aldabra 2 Acquisition Corp. Announces Stockholder Approval for Acquisition of
Boise Paper and Packaging Assets

 - Company Plans to Change Name to Boise Inc. –

 - Ticker Symbols of Common Stock and Warrants to Change to BZ and BZ.WS,
Respectively -

New York, NY – February 5, 2008 – Aldabra 2 Acquisition Corp. (AMEX: AII.U, AII, AII.WS, “Aldabra”) announced today that its stockholders have approved its acquisition of Boise Cascade, LLC’s  packaging and paper manufacturing businesses(“Boise”).  The vote to approve the merger took place today at Aldabra’s special meeting of stockholders.  Aldabra anticipates the transaction to close during the last week of February 2008.

Aldabra plans to change its name to Boise Inc. and list its common stock and warrants for trading on the New York Stock Exchange under the new symbols BZ and BZ.WS, respectively, upon the consummation of the acquisition.  The acquisition is subject to customary closing conditions and the completion of Aldabra’s previously announced financing being arranged by Goldman Sachs Credit Partners LP and Lehman Brothers.

“We are happy with the performance of the company and the growth prospects of Boise Inc. as a standalone public company,” said Alexander Toeldte, the designated CEO of Boise Inc.  “The paper market dynamics remain positive, and our business continues to perform very well.  Additionally, we are beginning to see positive results from the acquisitions and investments we have made over the past 24 months.  We are pleased with the momentum we have in the business as we enter the public company arena.”

ABOUT BOISE

Boise manufactures and sell uncoated free sheet (including printer and copy paper, label and release papers, envelope and commercial printing papers, and a wide range of premium and specialty papers), market pulp, and containerboard (corrugating medium). Boise has approximately 4,700 employees.

FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as "expect," "estimate," "prospects," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others: costs associated with running  Boise as a stand-alone business after the planned acquisition; uncertainties as to the closing of the acquisition and the ability to obtain financing; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; the competitive environment in the paper industry of and competitive responses to the proposed acquisition; the fulfillment of any remaining conditions to Aldabra’s listing on the NYSE; and other factors listed from time to time in the SEC filings of both Aldabra and Boise Cascade Holdings, L.L.C., including, without limitation, both companies’ quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts:
Josh Hochberg or Elyse Lavinio
Sloane & Company on behalf of Aldabra 2 Acquisition Corp.
(212) 486-9500

2